Exhibit 99.1
Keros Therapeutics to Present at Upcoming Healthcare Conferences

LEXINGTON, Mass., November 7, 2023 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today announced that Keros’ President and Chief Executive Officer Jasbir S. Seehra, Ph.D., will present at the following healthcare conferences:

Stifel 2023 Healthcare Conference

•Date and Time: Tuesday, November 14, 2023 at 2:25 p.m. Eastern time
•Link: A live audio webcast will be available at https://wsw.com/webcast/stifel83/kros/2121198
•Format: Corporate Presentation

Piper Sandler 35th Annual Healthcare Conference

•Date and Time: Wednesday, November 29, 2023 at 2:30 p.m. Eastern time
•Link: A live audio webcast will be available at https://event.webcasts.com/starthere.jsp?ei=1643084&tp_key=16bfdeff38
•Format: Fireside Chat

For each presentation, an archived replay will be accessible in the Investors section of the Keros website at https://ir.kerostx.com for up to 90 days following the conclusion of each event.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. We are a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of blood cells and a number of tissues, including bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, we have discovered and are developing large and small molecules that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead protein therapeutic product candidate, KER-050 (elritercept), is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with MDS and in patients with myelofibrosis. Keros’ second product candidate, KER-012, is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders. Keros’ third product candidate, KER-065, is being developed for the treatment of neuromuscular diseases, with an initial focus on Duchenne muscular dystrophy.

Investor Contact:
Justin Frantz
jfrantz@kerostx.com

617-221-6042